Exhibit 15

CONSENT OF JAMES MCCREA

Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2005 (the “Annual Report”) of Cumberland Resources Ltd. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I hereby consent to the references to my name under the heading “Narrative Description of Business -- Meadowbank Gold Project, Nunavut Territory, Canada” in the Company’s Annual Information Form for the year ended December 31, 2005 which is included as part of the Annual Report, and to all other references to my name included or incorporated by reference in the Annual Report.

/s/ James McCrea

James McCrea, P.Geo.

March 22, 2006